SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) June 27, 2003


Commission       Registrant; State of Incorporation;          I.R.S. Employer
File Number        Address; and Telephone Number              Identification No.
-----------      -----------------------------------          ------------------

333-21011        FIRSTENERGY CORP.                               34-1843785
                 (An Ohio Corporation)
                 76 South Main Street
                 Akron, Ohio  44308
                 Telephone (800)736-3402


1-3141           JERSEY CENTRAL POWER & LIGHT COMPANY            21-0485010
                 (A New Jersey Corporation)
                 c/o FirstEnergy Corp.
                 76 South Main Street
                 Akron, OH 44308
                 Telephone (800)736-3402

Item 9.  Regulation FD Disclosure

         On June 27, 2003, FirstEnergy Corp.'s subsidiary, Jersey Central Power & Light (JCP&L), signed a settlement agreement (Settlement) with all of the parties in its base rate case proceeding except for the Board of Public Utilities (BPU) Regulatory Staff and the Division of the Ratepayer Advocate.

         JCP&L is currently in a base rate proceeding, which was required as a part of its restructuring order consistent with the electric restructuring legislation enacted in New Jersey on February 9, 1999. The discovery, hearing and briefing phases of the proceeding are completed and the parties are awaiting the initial recommended decision in the case by the Administrative Law Judge
(ALJ). JCP&L expects the BPU to rule on our base rate case in July so that new rates can become effective on August 1, 2003 - the end of the four-year transition period.

         In its initial filing in August 2002, JCP&L requested a $153 million rate increase, a 7.8% average increase in customers' rates. In its final update in the case, JCP&L is requesting a $122 million rate increase, a 6.1% average increase in customers' rates. The Settlement would increase rates by $81 million, a 4.1% average increase in customers' rates as detailed below by rate tariff component:


                      Jersey Central Power & Light Company
                           Revenue and % Rate Change
                      ------------------------------------
                                  ($ Millions)


                           Updated
                           Revenue                    Settlement
                                              ------------------------
                           Request            Revenue         % Change
                           -------            -------         --------

Delivery Charge             $(41)              $(80)            (4.0)%

Credit Elimination           111                111              5.6

MTC/TBC                       68                 67              3.4

SBC                          (16)               (17)            (0.9)
                            ----               ----             ----

         Total              $122               $ 81              4.1%
                            ====               ====              ===

( ) indicates reduction

Some of the key elements of the Settlement are:

o  JCP&L's rate base is established at $2,017 million.
o JCP&L's capital structure utilized for the purposes of setting the rate of return is 41.05% debt, 4.95% preferred stock/securities, and 54% common equity.
o The overall rate of return to be applied to the rate base is 9.14%, which reflects an allowed return on common equity of 10.6%.
o The Parties agree that JCP&L's entire deferred balance (estimated to be $618 million at July 31, 2003) has been reasonably and prudently incurred and that JCP&L should be permitted to recover the full amount.

         Under its 1999 restructuring order, JCP&L is entitled to full and timely recovery of the costs associated with the provision of basic generation service (BGS) as well as the costs associated with utility power purchase agreements (PPAs) and non-utility generator PPAs. To the extent that these energy-related costs exceed the recovery afforded by the rates JCP&L is authorized to charge during the four-year transition period, JCP&L is authorized to defer these costs, including interest on the unrecovered balance, for future recovery.

         JCP&L has requested that the deferred balance be recovered through an asset securitization and made the required securitization filing with the BPU earlier this year. JCP&L expects the BPU to rule on the securitization filing later this year. Pending the BPU decision on securitization, the Settlement implements an interim 10-year amortization schedule, which is reflected in the $67 million increase in the MTC/TBC tariff component. This increase includes a debt-rate return on the after-tax deferred balance. If the BPU approves securitization of the deferred balance, the $67 million would be directed towards servicing the securitization bonds' principal and interest payments, and the related income taxes. Any difference between the $67 million and the actual securitization bond and income tax charges, whether positive or negative, would be deferred. In the event that the BPU does not approve a securitization of the deferred balance, or if securitization cannot be accomplished for any other reason, the return component would increase to JCP&L's pre-tax rate of return of 13.1% if the deferred balance amortization period were to exceed four years.

         JCP&L's filed position for a $41 million reduction in the delivery charge would reduce annual after-tax earnings by approximately $39 million. The Settlement's reduction of $80 million in the delivery charge would reduce annual after-tax earnings by approximately $62 million. The rate increase of $111 million for the credit elimination will not have any comparative impact on reported earnings. The changes in the MTC/TBC and SBC tariff components will not have any significant impact on earnings as these cost recovery clauses generally use deferred accounting.

         Under the Settlement's interim deferred balance recovery through a 10-year amortization schedule, the Settlement would have an annual positive cash impact to JCP&L of approximately $50 million. If the BPU were to allow JCP&L to securitize the estimated $618 million deferred balance, JCP&L would have a one-time positive cash impact of approximately $365 million from the net securitization proceeds.

         This base rate proceeding only involves the regulated portion of customer charges. The generation portion of most customer bills will increase by an average of 7.4% on August 1, 2003, as their generation rates are adjusted to reflect the outcome of the fixed price BGS auction conducted by the BPU earlier this year. However, even after taking into account this increase along with the Stipulation increase, no JCP&L rate class subject to the fixed price BGS auction results will pay higher rates than were in effect in July 1999, immediately prior to electric restructuring in New Jersey.

         In addition to JCP&L, other parties to the Settlement are the Independent Energy Producers of New Jersey, Gerdau Ameristeel, New Jersey Transit, New Jersey Commercial Users and the United States Department of Defense. Although the BPU Regulatory Staff and the Division of the Ratepayer Advocate did not enter into the Settlement, the above list reflects all other parties in JCP&L's base rate proceeding.

         JCP&L was pleased to have come to a settlement agreement, which it believes offers a fair and reasonable compromise for all of the parties. The Settlement moderates the increase in customer charges, while providing JCP&L with a reasonable basis to earn its allowed returns and to maintain timely and cost-effective access to the capital markets.

         The Settlement has been filed with the ALJ who can recommend the Settlement to the BPU for approval or make some other recommendation. Her recommended decision in the case is due shortly. The Stipulation requires approval by the BPU before it could become effective.

         This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, legislative and regulatory changes (including revised environmental requirements), the availability and cost of capital, ability to accomplish or realize anticipated benefits from strategic initiatives and other similar factors.




                                    SIGNATURE



             Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



June 27, 2003




                                   FIRSTENERGY CORP.
                                   -----------------
                                      Registrant



                         JERSEY CENTRAL POWER & LIGHT COMPANY
                         ------------------------------------
                                      Registrant




                                    Harvey L. Wagner
                            --------------------------------
                                    Harvey L. Wagner
                               Vice President, Controller
                              and Chief Accounting Officer